UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 7, 2011

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Pursuant to the terms of a five-year global distributor agreement entered into between Cornerstone OnDemand, Inc. (the “Company”) and ADP, Inc. (“ADP”), ADP was entitled to earn, on an annual basis, a fully vested and immediately exercisable ten-year warrant to purchase up to 886,096 shares of the Company’s common stock at an exercise price of $0.53 per share if ADP met specified sales targets for each contract year through the completion of the Company’s initial public offering. Upon the completion of the Company’s initial public offering in March 2011, ADP was no longer eligible to earn a warrant on a going-forward basis, but it was eligible to earn a warrant for the partial contract year that began on July 1, 2010 and ended on March 22, 2011, the date on which the Company completed its initial public offering, if it met certain pro-rated sales targets for such partial contract year. As previously disclosed in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2011, ADP contended that it had met a specified sales target that entitled ADP to receive a warrant to purchase 443,048 shares of the Company’s common stock at an exercise price of $0.53 per share. On June 7, 2011, in order to avoid a prolonged contractual dispute with respect to this matter, the Company issued ADP a warrant to purchase 133,000 shares of the Company’s common stock at an exercise price of $0.53 per share. The warrant was valued at approximately $2.5 million using a Black-Scholes option-pricing model and will be recorded as a non-cash reduction of revenue in the second quarter of 2011. In connection with the Company’s issuance of the warrant described above, ADP agreed and acknowledged that it is no longer eligible to earn or receive any additional warrants exercisable for shares of the Company’s common stock pursuant to the distributor agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Miller
Adam L. Miller President and Chief Executive Officer

Date: June 16, 2011